Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of this 1st day of July 2012, by and between Unilife Corporation (“Unilife”) and Ramin Mojdehbakhsh, Ph.D. (“Mojdeh”). The term “Unilife” shall include its subsidiaries, affiliates, assigns and successors in interest under Sections 7, 8, and 13.

WHEREAS, Unilife is engaged in the business of designing, developing, manufacturing and supplying advanced drug delivery systems;

WHEREAS, Unilife has employed Mojdeh as Executive Vice President and Chief Operating Officer since February 2011;

WHEREAS, Unilife wishes to extend the employment of Mojdeh as Executive Vice President and Chief Operating Officer, and Mojdeh wishes to extend the term of his employment with Unilife; and

WHEREAS, Unilife and Mojdeh wish to enter into this employment agreement to set forth the terms of Dr. Mojdeh’s continued employment relationship with Unilife.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. Term. This agreement shall be effective as of the date of this agreement and shall be for a multi-year term commencing on such effective date and expiring on December 31, 2016. This agreement will automatically renew for one-year periods annually thereafter, unless either party gives the other party thirty (30) days written notice in advance of the relevant expiration date of its intention not to renew the agreement. Upon expiration or earlier termination of this employment relationship, the parties will be relieved of their duties and obligations under this agreement, except that the rights and obligations of Unilife under Section 6 below shall remain in full force and effect until all appropriate payments have been made to Mojdeh and the rights and obligations of Mojdeh set forth in Sections 7 and 8 below shall remain in full force and effect and shall survive the expiration or termination of this agreement, regardless of the reason(s) for termination.

2. Position and Duties.

(a) Unilife will employ Mojdeh as Executive Vice President and Chief Operating Officer and Mojdeh agrees to serve in such capacity for Unilife with responsibility for Unilife’s operating functions and such other duties as are assigned to him by the Chief Executive Officer (“CEO”) of Unilife, and shall have vested in him the authority and duties typically held by an employee in such position. Mojdeh shall report to the Chief Executive Officer, with respect to the performance of these duties, and shall be a member of the Executive Team. In the performance of these duties, Mojdeh shall devote his knowledge, skill, attention, energies and all of his business time, and shall comply with all of Unilife’s policies, rules, and procedures, as they may be amended from time to time. Mojdeh shall not engage in any endeavor that would conflict with the rendition of his services to Unilife, either directly or indirectly, without the prior written consent of Unilife’s CEO; provided, however, Mojdeh may participate in civic, charitable, educational, industry and professional organizations, to the extent that such participation does not unreasonably interfere with the performance of his duties hereunder; and Mojdeh may also serve on corporate boards and committees, but only with the prior written consent of Unilife’s CEO.

(b) Notwithstanding the responsibilities and duties contained in Section 2(a) above, Mojdeh acknowledges that all material decisions relating to the management of Unilife’s business will be made by the CEO or the Board of Directors of Unilife. In addition, any decisions which have the capacity to affect significantly the financial standing of Unilife must be referred to the CEO or Board of Directors of Unilife who will have ultimate control in respect of these matters.

3. Compensation.

(a) Base Salary. Mojdeh shall be paid an annual base salary of Three Hundred Thirty Thousand Dollars ($330,000.00) payable in accordance with Unilife’s standard payroll practices. Mojdeh’s base salary will be subject to the customary withholding and employment taxes, as required by law, with respect to compensation paid by an employer to an employee. At the discretion of the Compensation Committee of the Board of Directors of Unilife (the “Compensation Committee”, Mojdeh shall be eligible for increases in base salary. Further, Unilife will not reduce Mojdeh’s base salary to less than what is agreed to herein.

(b) Bonus. Mojdeh shall be eligible to participate in Unilife’s Incentive Bonus Plan in amounts and percentages as annually determined by Unilife’s Compensation Committee. The target cash bonus amount for such bonus will be fifty percent (50%) of base salary. Bonuses are subject to achievement of such goals and objectives as the Compensation Committee determines in a set of Key Performance Indicators. Any bonus payable for a fiscal or calendar year shall be paid in a lump-sum payment no later than the date that is two and one-half months after the close of the relevant fiscal or calendar year; provided however, that any such bonus that has been earned but not yet paid as of the date of Mojdeh’s death shall be paid to Mojdeh’s spouse, in the event Mojdeh dies while employed by Unilife, within 15 days of the date of Mojdeh’s death. Mojdeh’s bonuses will be subject to the customary withholding and employment taxes, as required by law, with respect to compensation paid by an employer to an employee.

4. Benefits.

(a) Benefits Generally Available to Unilife Employees. Mojdeh shall be eligible to participate in Unilife’s benefits programs (including any equity incentive plan of Unilife or its affiliates), as they may change from time to time. The benefits provided to Mojdeh will be the same as the benefits provided to other similarly situated Unilife employees, and may be changed upon expiration or other termination of the current benefits contracts. For further information, Mojdeh should review any applicable benefit plan documents, which will govern the terms of the benefits.

(b) Vacation. Mojdeh shall also receive four (4) weeks of paid vacation per calendar year. Any unused vacation days may be carried over or paid in lieu thereof, to the extent allowed by Unilife’s policy for similarly situated employees.

(c) Equity Plans. Any stock options and other stock-based awards that Mojdeh may receive from Unilife shall be governed by the applicable, underlying award agreement and the terms of the 2009 Stock Incentive Plan or any successor plan under which the award is granted.

(d) Expenses. Unilife shall reimburse Mojdeh for all reasonable and necessary expenses incurred by him in carrying out his duties under this agreement in accordance with Unilife’s business expense policies, including without limitation, requirements with respect to reporting, documentation and payment of such expenses. All such expenses shall be paid promptly after submission in accordance with Unilife’s polices, but no later than December 31st of the calendar year following the year in which such expenses were incurred.

5. Indemnification. Unilife agrees to provide Mojdeh with indemnification equivalent to that provided to other members of senior management and insurance coverage pursuant to Unilife’s Directors and Officers insurance policies, as amended from time to time.

6. Termination and Pay upon Termination.

(a) General Rule. In the event that Unilife terminates this agreement and Mojdeh’s employment without Cause as defined herein, including employment termination due to Unilife’s election not to renew this agreement where Mojdeh was willing and able to continue performing services under the terms of this agreement, Unilife will pay Mojdeh the severance benefits provided in subparagraphs (i) through (iv) of this Section 6(a). In the event that Mojdeh dies during the period of time for which Unilife was to pay severance and provide continuation of benefits, Unilife shall continue to make such payments and provide such benefits to Mojdeh’s spouse.

(i) his base salary, at the rate in effect immediately before the date that Mojdeh’s employment terminates, for twelve (12) months, in accordance with Unilife’s standard payroll practices then in effect, commencing on the fifteenth (15th) day after the date that Mojdeh’s employment terminates and the General Release provided for in Section 10 of this Agreement becomes irrevocable;

(ii) provided that Mojdeh is eligible for and timely elects to receive COBRA health, vision and dental care continuation coverage, the cost of Mojdeh’s COBRA health, vision and dental care continuation coverage premiums (for himself and his eligible dependents) for twelve (12) months, commencing on the first of the month immediately after the month which includes the date that Mojdeh’s employment terminates and the General Release provided for in Section 10 of this agreement becomes irrevocable;

(iii) payment of a an amount, equal to the greater of the amount of the bonus, if any, earned by and paid to Mojdeh for the last completed fiscal year prior to the year in which his employment terminates or the target bonus for which Mojdeh was eligible to earn in the calendar year in which his employment is terminated, which will be payable in equal installments over a twelve (12) month period, in accordance with Unilife’s standard payroll practices then in effect, commencing on the fifteenth (15th) day after the date that Mojdeh’s employment terminates and the General Release provided for in Section 10 of this Agreement becomes irrevocable; and

(iv) notwithstanding anything to the contrary, all of his outstanding and unvested options and other stock-based awards shall vest immediately upon such termination of employment without Cause.

In the event that Mojdeh terminates this agreement for any reason, including Mojdeh’s election not to renew the agreement, Mojdeh shall not receive any compensation or benefits from the time that he ceases to devote full time and attention to Unilife’s business, except such compensation as was earned prior to that date, including, but not limited to unused vacation and vested equity grants. In addition, Mojdeh agrees to provide Unilife with thirty (30) days advance written notice of his intent to terminate his employment, whether during the initial term or any renewal thereof. Upon termination of this agreement, the parties will be relieved of their duties and obligations, except that the rights and obligations of Unilife under this Section 6(a) shall remain in full force and effect until all appropriate payments have been made to Mojdeh, if applicable, and the rights and obligations of Mojdeh set forth in Sections 7 and 8 below shall remain in full force and effect and shall survive the expiration or termination of this agreement, regardless of the reason(s) for termination. Upon termination of this agreement, Mojdeh shall not have any further contact with any customers of Unilife on behalf of a competing entity until the expiration of the conditions of Section 8 of this agreement.

(b) Termination Following a Change in Control.

(i) Termination Pay. Notwithstanding paragraph (a) immediately above, in the event that Mojdeh’s employment is terminated coincident with or within twelve months after a Change in Control as defined in subparagraph (iii) immediately below, then Unilife, in lieu of and not in duplication of the severance compensation provided for in paragraph (a) immediately above, shall pay Mojdeh (or Mojdeh’s spouse, in the event Mojdeh dies during the period of time during which Unilife was to pay severance and provide benefits coverage):

(A) his base salary, at the rate in effect immediately before the date that Mojdeh’s employment terminates, for eighteen (18) months, in accordance with Unilife’s standard payroll practices then in effect, commencing on the fifteenth (15th) day after the date that Mojdeh’s employment terminates and the General Release provided for in Section 10 of this Agreement becomes irrevocable,

(B) provided that Mojdeh is eligible for and timely elects to receive COBRA health, vision and dental care continuation coverage, the cost of Mojdeh’s COBRA health, vision and dental care continuation coverage premiums (for himself and his eligible dependents) for eighteen (18) months, commencing on with the first of the month immediately after the month which includes the date that Mojdeh’s employment terminates and the General Release provided for in Section 10 of this Agreement becomes irrevocable,

(C) payment of a lump-sum amount, equal to the greater of the amount of the bonus, if any, earned by and paid to Mojdeh for the last completed fiscal year prior to the year in which his employment terminates or the target bonus for which Mojdeh was eligible to earn in the calendar year in which his employment is terminated, which will be payable on the fifteenth (15th) day after the date that Mojdeh’s employment terminates and the General Release provided for in Section 10 of this Agreement becomes irrevocable, and

(D) notwithstanding anything to the contrary, all of his outstanding and unvested options and other stock-based awards shall vest immediately upon such termination of employment following the Change in Control.

(ii) Definition of “Cause”. “Cause” will mean any one or more of the following:

(A) material neglect of assigned duties, willful misconduct in connection with the performance of duties, or refusal to perform assigned duties (other than by reason of disability) which continues uncured for thirty (30) days following receipt of written notice of such deficiency from the CEO, specifying the scope and nature of the deficiency;

(B) an act of dishonesty;

(C) engaging in illegal conduct or committing a crime;

(D) being barred from working in a Food and Drug Administration (“FDA”) regulated industry by the FDA or otherwise being sanctioned by the FDA or any similar international body;

(E) engaging in any act of moral turpitude that causes material harm to Unilife or its reputation;

(F) breaching, in any material respect, the terms of any agreement with Unilife; or

(G) commencement of employment with any other employer while an employee of Unilife without the prior written consent of the CEO.

Any determination of “Cause” as used herein will be made in good faith by the CEO.

(iii) Definition of “Change in Control”. “Change in Control” means a: (i) Change in Ownership of Unilife Corporation, (ii) Change in Effective Control of Unilife Corporation, or a (iii) Change in the Ownership of Assets of Unilife Corporation, all as described herein and construed in accordance with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(A) A Change in Ownership of Unilife Corporation shall occur on the date that any one Person acquires, or Persons Acting as a Group (or Group) acquire, ownership of the capital stock of Unilife Corporation that, together with the stock held by such Person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the capital stock of Unilife Corporation. However, if any one Person is, or Persons Acting as a Group are, considered to own more than fifty percent (50%) of the total fair market value or total voting power of the capital stock of Unilife Corporation, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Unilife Corporation or to cause a Change in Effective Control of Unilife Corporation. An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which Unilife Corporation acquires its stock in exchange for property will be treated as an acquisition of stock.

(B) A Change in Effective Control of Unilife Corporation shall occur on the date a majority of members of the Board of Directors of Unilife Corporation is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Unilife Corporation before the date of the appointment or election.

(C) A Change in the Ownership of Assets of Unilife Corporation shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons), assets (including tangible/real property and intangible property (such as goodwill)) from Unilife Corporation the total gross fair market value of which is more than fifty percent (50%) of the total gross fair market value of all of the assets of Unilife Corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Unilife Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(D) The following rules of construction apply in interpreting the definition of Change in Control:

(I) A Person means any individual, entity or group within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Unilife Corporation and by entities controlled by Unilife Corporation or an underwriter of the capital stock of Unilife Corporation in a registered public offering.

(II) Persons will be considered to be Persons Acting as a Group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(III) For purposes of this Section 6(b), fair market value shall be determined in accordance with Code Section 409A.

(IV) A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of Unilife Corporation.

(E) For purposes of this Section 6(b), Code section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

7. Confidential Information.

(a) Mojdeh acknowledges that Unilife has a valuable property interest in all aspects of its business relationships with its customers, clients, vendors and suppliers. In the course of Mojdeh’s work with Unilife, Mojdeh will become aware of and familiar with secret and confidential information of Unilife relating to its customers, clients, vendors and suppliers, and its internal business operations. Secret and confidential information includes, but is not limited to, Unilife’s business plans, customer lists, customer data, marketing plans, supplier and vendor lists and cost information, software and computer programs, data processing systems and information contained therein, financial statements, financial data, acquisition and divestiture plans, and any other trade secrets or confidential or proprietary information, documents, reports, plans, or data, of or about Unilife that is not already available to the public or was known to Mojdeh prior to his employment with Unilife.

(b) Mojdeh agrees that he will not, without the written consent of Unilife, during the term of this agreement or thereafter, disclose or make any use of secret and confidential information, except as may be required in the performance of his duties under Section 2 of this agreement. Mojdeh agrees that, following the termination of his employment with Unilife for any reason, he will never use secret and confidential information to compete with Unilife in any manner, and he will never disclose any secret and confidential information to any other business or individual, unless such secret or confidential information is: (i) publicly known through no breach of the provisions of this Section 7 by either party, (ii) lawfully disclosed by a third party, or (iii) disclosed pursuant to legal requirement or court order. In no event shall any disclosure made to investment banking firms or private equity firms at the request of Unilife and as part of Mojdeh’s duties ever be considered a violation of this Section 7.

(c) Upon termination of this agreement, Mojdeh shall surrender to Unilife all records and all paper and/or electronic copies made of those records that pertain to any aspect of the business of Unilife, including all secret and confidential information.

8. Agreement Not To Compete.

(a) In consideration for employment by Unilife and the benefits of this agreement, Mojdeh agrees to be bound by the covenant not to compete as set forth in Section 8 of this agreement below; provided however, this non-compete covenant will extend for a period of two (2) years post-employment, if Mojdeh resigns his employment with Unilife, and provided further that this non-compete covenant will extend for a period of one (1) year post-employment if Mojdeh’s employment with Unilife is terminated by Unilife for any reason, other than Cause.

(b) Mojdeh agrees that during the term of his employment, he will not, directly or indirectly:

(i) render services to, become employed by, be engaged as a consultant by, own, or have a financial or other interest in (either as an individual, partner, joint venture, owner, manager, employee, partner, officer, director, independent contractor, or other similar role) any business that is engaged in any business activity that is in direct competition with the activities of Unilife, as of the date of the termination of this agreement.

(ii) induce, offer, assist, encourage, or suggest that another business or enterprise offer employment to or enter into a consulting arrangement with any individual who is employed by Unilife, or induce, offer, assist, encourage, or suggest that any Unilife employee terminate her or her employment with Unilife, or accept employment with any other business or enterprise.

(c) In the event that Mojdeh commits any breach of Section 8(b) above, Mojdeh acknowledges that Unilife would suffer substantial and irreparable harm and damages. Accordingly, Mojdeh hereby agrees that in such event, Unilife shall be entitled to temporary and/or permanent injunctive relief, without the necessity of proving damage, to enforce the provisions of this Section, all without prejudice to any and all other remedies that Unilife may have at law or in equity and that Unilife may elect or invoke. Mojdeh agrees that if any of the provisions of this Section are or become unenforceable, the remainder hereof shall nevertheless remain binding upon him to the fullest extent possible, taking into consideration the purposes and spirit of this agreement. Any invalid or unenforceable provision is to be reformed to the maximum time, geographic and/or business limitations permitted by applicable laws, so as to be valid and enforceable.

(d) Mojdeh expressly acknowledges and agrees that the restrictive covenants set forth in Sections 7 and 8 above are absolutely necessary to protect the legitimate business interests of Unilife, because he is employed in a position of trust and confidence and is provided with extensive access to Unilife’s most confidential and proprietary trade secrets, and has significant involvement in important business relationships, which constitute the goodwill of Unilife. Mojdeh further agrees and acknowledges that these restrictive covenants are reasonable, will not restrict him from earning a livelihood following the termination of employment, and are intended by the parties to be enforceable following termination of employment for any reason.

(e) In the event that Unilife must bring legal action to enforce or seek a remedy for any breach of the provisions of Sections 7 or 8 of this agreement and Mojdeh is found by a court to have breached any of these provisions, Mojdeh agrees to reimburse Unilife for any and all expenses, including attorneys’ fees and court costs, incurred by it in enforcing the terms of these Sections of the agreement.

9. Relocation and Temporary Housing Expenses.

(a) Unilife will provide Mojdeh with local temporary housing and a car allowance until such time that Mojdeh relocates to Pennsylvania. If Mojdeh wishes to relocate his family to Pennsylvania in connection with his employment by Unilife, Unilife will assist Mojdeh by paying or reimbursing Mojdeh’s reasonable relocation expenses in accordance with Unilife’s written relocation policies and Section 409A of the Internal Revenue Code of 1986, as amended (“Code section 409A”). Unilife will also reimburse Mojdeh for the reasonable expenses associated with two house-hunting trips by Mojdeh and his spouse. Reimbursement of such house-hunting costs and relocation expenses will be made upon the request of Mojdeh, subject to Mojdeh’s providing reasonable documentation of the reimbursable costs and expenses.

(b) Any taxes payable with respect to the payments made by Unilife to Mojdeh pursuant to this Section 9 shall be the sole responsibility of Mojdeh, and Unilife will follow federal, state and local tax regulations with regard to the reporting of such payments; provided however, Unilife’s CEO may, at his discretion, provide Mojdeh with additional compensation to cover taxes incident to reimbursement of relocation expenses, temporary housing costs or car allowance.

10. General Release. As a condition of receiving the severance compensation and benefits described in Section 6, Unilife and Mojdeh will execute a mutual general release of claims (which is in a form acceptable to Unilife). Such general release would not include rights to previously vested options or claims for any compensation earned (including, without limitation, accrued vacation), or reimbursement of expenses incurred, through the date of termination. Such release must be agreed to, executed and irrevocable no later than 30 days following Mojdeh’s termination date.

11. Dispute Resolution. Any controversy, claim or dispute involving the parties (or their affiliated persons) directly or indirectly concerning this agreement shall be finally settled by binding arbitration held in Harrisburg, Pennsylvania by one arbitrator (who is mutually acceptable to both parties as well as licensed to practice law in the Commonwealth of Pennsylvania) in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall apply Pennsylvania law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive for both Mojdeh and Unilife (and its affiliates), and there shall be no appeal there from other than causes of appeal allowed by the Federal Arbitration Act. Unilife shall bear all costs of the arbitrator in any action brought under this agreement. The arbitrator shall have the power to award attorney’s fees and arbitration costs to the prevailing party, if the award of attorney’s fees and litigation costs would be permitted by a court. The parties hereto agree that any action to compel arbitration may be brought in the appropriate Pennsylvania state or federal court, and in connection with such action to compel, the laws of the Commonwealth of Pennsylvania and the Federal Arbitration Act shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies, which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

12. Non-waiver. A waiver of any provision of this agreement by either party shall not prevent either party from enforcing that provision or any other provision hereof.

13. Assignment. This agreement is personal and may not be assigned by Mojdeh. Any assignment of this agreement between Unilife (or its successor) and its affiliates (and their successors) shall not constitute a termination of Mojdeh’s employment hereunder. This agreement (including the Restrictive Covenants set forth in Sections 7 and 8) shall inure to the benefit of and be binding upon any successor to Unilife. The parties specifically understand and agree that the non-compete provisions of Section 8 will inure to the benefit of a successor and that Mojdeh will remain bound by these provisions in the event of a sale or corporate reorganization of Unilife.

14. Severability. Each provision of this agreement is severable and distinct from, and independent of, every other provision hereof. If one provision hereof is declared void, the remaining provisions shall remain in effect. Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15. Entire Agreement. This agreement contains the entire agreement of the parties concerning the employment relationship and supersedes any prior agreements or understandings between the parties concerning the terms and conditions of Mojdeh’s employment, whether oral or written; provided, however, that Mojdeh’s equity grants shall be governed by the equity grant documents; provided further, that any stock options or other stock-based awards provided to Mojdeh shall be governed by Unilife’s stock incentive plans as they are amended from time to time, except as provided herein. The parties acknowledge, in entering into this agreement that they have not relied upon any promise or inducement not specifically set forth herein. Any changes to this agreement must be in writing and signed by both parties.

16. Section 409A.

(a) This agreement is intended to comply with, or otherwise be exempt from, Code section 409A and any regulations and Treasury guidance promulgated thereunder, and Unilife shall be required to interpret the terms of this agreement as necessary to comply with the requirements of Code section 409A.

(b) Unilife shall undertake to administer, interpret, and construe this agreement in a manner that does not result in the imposition on Mojdeh of any additional tax, penalty, or interest under Code section 409A.

(c) Unilife and Mojdeh agree that they will execute any and all amendments to this agreement permitted under applicable law as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Code section 409A or as otherwise needed to ensure that this agreement complies with that section.

(d) The preceding provisions, however, shall not be construed as a guarantee by Unilife of any particular tax effect to Mojdeh under this agreement. Unilife shall not be liable to Mojdeh for any payment made under this agreement that is determined to result in an additional tax, penalty, or interest under Code section 409A, nor for reporting in good faith any payment made under this agreement as an amount includible in gross income under that section.

(e) For purposes of Code section 409A, the right to a series of installment payments under this agreement shall be treated as a right to a series of separate payments.

(f) With respect to any reimbursement of future expenses of, or any provision of in-kind benefits to, Mojdeh, as specified under this agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code section 105(b); (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Any tax gross-up payment shall be made by no later than the end of the calendar year following the year in which Mojdeh remits the taxes.

(g) “Termination of employment,” “resignation,” or words of similar import, as used in this agreement means, for purposes of any payments under this agreement that are payments of deferred compensation subject to Code section 409A, Mojdeh’s “separation from service” as defined in that section.

(h) If a payment obligation under this agreement arises on account of Mojdeh’s separation from service while Mojdeh is a “specified employee” (as defined under Code section 409A and determined in good faith by the Unilife), any payment of “deferred compensation” (as defined under Treasury regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury regulation sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Mojdeh’s estate following his death.

(i) Timing of Severance Pay After Execution of a Release. To the extent that under the terms of the agreement the execution of a general release of claims is a condition to Mojdeh receiving severance or other benefits under the agreement, the Company will provide Mojdeh with the form of release agreement within seven days after Mojdeh’s separation from service. To be entitled to the severance or other benefits, Mojdeh must execute and deliver to the Company the release agreement on or before the last day of the minimum required waiver consideration period provided under the Age Discrimination in Employment Act or other applicable law or such other date as may be specified in the release agreement. If Mojdeh timely delivers an executed release agreement to the Company, and Mojdeh does not revoke the release agreement during the minimum revocation period required under applicable law, if any, the severance or other benefits shall be paid or commence being paid, as applicable, on or after the date on which the release agreement becomes effective as specified in the agreement. If, however, the period during which Mojdeh has discretion to execute or revoke the release agreement straddles two calendar years, no such payment shall be made or benefit provided earlier than the first day of the second such calendar year, regardless of within which calendar year Mojdeh actually delivers the executed release agreement to the Company. Consistent with Section 409A, Mojdeh may not, directly or indirectly, designate the calendar year of payment.

17. Excise Tax on Parachute Payments. Mojdeh shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Code section 4999; provided, however, that any payment or benefit received or to be received by Mojdeh in connection with a Change in Control or the termination of Mojdeh’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements or agreement with Unilife or any affiliate (collectively with the Contract Payments, the “Total Payments”) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Code section 4999 but only if, by reason of such reduction, the net after-tax benefit received by Mojdeh shall exceed the net after-tax benefit that would be received by Mojdeh if no such reduction was made.

For purposes of this Section 17, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which Mojdeh receives or is then entitled to receive from Unilife that would constitute “excess parachute payments” within the meaning of Code section 280G, less (ii) the amount of all federal, state, local and foreign income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Mojdeh (based on the rate in effect for such year as set forth in the Code or other applicable tax law as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Code section 4999.

The foregoing determination shall be made by a nationally recognized human resources consulting or accounting firm (the “Firm”) selected by Unilife and reasonably acceptable to Mojdeh (which may be, but will not be required to be, Unilife’s independent auditors). The Firm shall submit its determination and detailed supporting calculations to both Mojdeh and Unilife within fifteen (15) days after receipt of a notice from either Unilife or Mojdeh that Mojdeh may receive payments which may be “parachute payments.” If the Firm determines that a reduction is required by this Section 17, the Contract Payments consisting of cash severance shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Code section 4999, and Unilife shall pay such reduced amount to Mojdeh in accordance with the terms of this agreement. If the Firm determines that none of the Total Payments, after taking into account any reduction required by this Section 17, constitutes a “parachute payment” within the meaning of Code section 280G, it will, at the same time as it makes such determination, furnish Mojdeh and Unilife an opinion that Mojdeh has substantial authority not to report any excise tax under Code section 4999 on his federal income tax return.

Mojdeh and Unilife shall each provide the Firm access to and copies of any books, records, and documents in the possession of Mojdeh or Unilife, as the case may be, reasonably requested by the Firm, and otherwise cooperate with the Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 17. The fees and expenses of the Firm for its services in connection with the determinations and calculations contemplated by this Section 17 shall be borne by Unilife.

18. Counterparts. This agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

19. Interpretation. The captions and headings of this agreement are not part of the provisions hereof and shall have no force or effect.

20. Notices. Any notices, requests, demands and other communications provided for by this agreement shall be sufficient if in writing and if hand delivered, sent by overnight courier, or sent by registered or certified mail to Mojdeh at the last address he has filed in writing with Unilife or, in the case of Unilife, to Unilife’s CEO at Unilife’s principal executive offices.

21. Governing Law. The terms of this agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to provisions thereof regarding conflict of laws.

22. Representations and Warranties. Mojdeh represents and warrants to Unilife that he is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Mojdeh’s acceptance of employment or the performance of all duties and services hereunder to the fullest extent of Mojdeh’s ability and knowledge, except for the duty of confidentiality owed to former employers. If Mojdeh has misrepresented the representation and warranty provided herein, then Mojdeh would be liable to Unilife for all damages incurred as a consequence thereof, including attorney’s fees and costs of court.

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IN WITNESS WHEREOF, and wishing to be legally bound, the parties have executed this agreement as of the date first above written.

UNILIFE CORPORATION:	Ramin Mojdehbakhsh:

By: /s/ Alan Shortall	By: /s/ Ramin Mojdehbakhsh
Name: Alan Shortall	Name: Ramin Mojdehbakhsh
Title: Chief Executive Officer	Title: Chief Operating Officer